EXHIBIT 2.3

SECOND AMENDMENT TO AGREEMENT OF MERGER
OF ENON MICROWAVE, INC. WITH AND INTO VECTRONICS
MICROWAVE CORP., A WHOLLY OWNED SUBSIDIARY OF
MICRONETICS WIRELESS, INC. DATED FEBRUARY 14, 2002
(THE "AGREEMENT")

	1. The parties to the Agreement hereby amend the Agreement by adding the following new articles:

Article 1.8  Surviving Corporation.  The purpose of the Surviving
Corporation shall be to engage in any lawful act or activity for which
14:    corporations  may be organized under the DBCL.  The total number of
15:    shares of stock  which the Surviving Corporation has authority to issue class and areis ten, all of which are without par value. All such shares are of one shares of common stock.

Article 4.40 Stockholders List. The Company certifies that Schedule 4.40 hereto is a true and complete list of the Stockholders as of the Closing.
20:
	2. Attached hereto is the final revised version of Schedule 2.1(c) which supersedes Schedule 2.1(c) contained in the Agreement.

	IN WITNESS WHEREOF, the undersigned, by their duly authorized officers, have duly executed this Second Amendment as of March 26, 2002.

						MICRONETICS WIRELESS, INC.

						By:/s/Richard S. Kalin
						Name: Richard S. Kalin
						Title:  President & CEO

						VECTRONICS MICROWAVE CORP.

						By: /s/Richard S. Kalin
						Name:  Richard S. Kalin
						Title:  President & CEO

						ENON MICROWAVE, INC.

						By: /s/Harold S. Maddix
						Name: Harold S. Maddix
						Title:  President & Treasurer

						KEY STOCKHOLDERS

						/s/Harold S. Maddix
						Harold S. Maddix

						/s/Donald F. Kilduff
						Donald F. Kilduff